Exhibit 99.1

WEYCO REPORTS FIRST QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---May 7, 2024---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended March 31, 2024.

First Quarter 2024

Consolidated net sales were $71.6 million, down 17% compared to record first-quarter sales of $86.3 million in 2023.  Consolidated gross earnings increased to 44.7% of net sales compared to 43.1% of net sales in last year’s first quarter, due to higher gross margins in our North American wholesale segment.  Earnings from operations were $8.3 million, down 21% from record first-quarter operating earnings of $10.4 million in 2023.  First-quarter 2024 net earnings were $6.7 million, or $0.69 per diluted share, compared to record first-quarter net earnings of $7.4 million, or $0.78 per diluted share, last year.

North American Wholesale Segment

Net sales in our wholesale segment were $56.2 million, down 20% compared to record sales of $69.9 million in the first quarter of 2023. Our BOGS brand experienced the largest decrease, with sales down 48% for the quarter, as retailers reduced orders due to the current surplus of product in the outdoor footwear market.  Sales of the Florsheim, Stacy Adams, and Nunn Bush brands were down 11%, 16%, and 13%, respectively, for the quarter, due to reduced demand following record sales growth early last year.

Wholesale gross earnings were 39.6% of net sales compared to 38.2% of net sales last year. Gross margins improved as a result of lower inventory costs, primarily inbound freight.  Wholesale selling and administrative expenses totaled $14.9 million for the quarter compared to $17.9 million last year.  The decrease was primarily due to lower employee costs, including commission-based compensation.  As a percent of net sales, wholesale selling and administrative expenses were 27% in 2024 and 26% in 2023. Wholesale operating earnings totaled $7.4 million for the quarter, down 16% from $8.8 million in 2023, primarily due to lower sales.

North American Retail Segment

Net sales in our retail segment were a first-quarter record of $9.8 million, up 10% over our previous record of $8.9 million in the first quarter of 2023. The increase was primarily due to higher sales on our BOGS and Florsheim websites.

Retail gross earnings as a percent of net sales were 65.3% and 66.3% in the first quarters of 2024 and 2023, respectively. Retail operating earnings were flat at $1.3 million in both 2024 and 2023. Higher retail sales were offset by increased selling and administrative expenses this year, primarily web freight.

Other

Our other operations historically included our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). We ceased operations in Asia in 2023, and are in the final stages of winding down that business. As a result, the 2024 operating results of the “other” category primarily reflect that of Australia and South Africa.

Net sales of Florsheim Australia were $5.5 million, down 26% from $7.5 million in the first quarter of 2023. In local currency, its net sales were down 24%, due mainly to lower sales in Asia as a result of the closing of our Asia operations, and the mid-year 2023 loss of a sizeable wholesale customer in Australia.  Retail sales in Australia were also down for the quarter due to the challenging retail environment.

Florsheim Australia’s gross earnings were 60.2% of net sales for the quarter and 60.5% of net sales last year.  Florsheim Australia generated operating losses of $0.4 million for the period, down compared to operating earnings of $0.3 million in last year’s first quarter. The decrease was primarily due to lower sales.

Other Income / (Expense)

Interest income totaled $0.9 million in the first quarter of 2024 compared to $0.1 million in last year’s first quarter. Interest expense was zero for the quarter compared to $0.4 million last year. This year included interest earned on cash in the U.S. and Canada while prior year included interest expense incurred on outstanding debt balances during the period.

“Our wholesale volumes were down for the quarter, compared to a record first quarter last year,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Our results are reflective of broader industry headwinds, as retailers remain reluctant to place orders after struggling with high inventories last year.  Despite these current challenges, our sell-throughs at wholesale remain strong, and our retail segment posted another record quarter, which is a testament to the strength of our brands across North America.  Although we expect sales to remain soft through the second quarter, we are optimistic that demand will improve in the back half of the year.”

On May 7, 2024, our Board of Directors declared a cash dividend of $0.26 per share to all shareholders of record on May 17, 2024, payable June 28, 2024. This represents an increase of 4% above the previous quarterly dividend rate of $0.25.

Conference Call Details:

Weyco Group will host a conference call on May 8, 2024, at 11:00 a.m. Eastern Time to discuss the first quarter 2024 financial results in more detail.  To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register.vevent.com/register/BI53041dfd66254c298904b65f23a18c67.

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link:  https://edge.media-server.com/mmc/p/mbeotfrt. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, increased interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2024, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2024	2023

Net sales	$71,558	$86,294
Cost of sales	39,551	49,132
Gross earnings	32,007	37,162

Selling and administrative expenses	23,756	26,776
Earnings from operations	8,251	10,386

Interest income	905	139
Interest expense	—	(385)
Other expense, net	(95)	(130)

Earnings before provision for income taxes	9,061	10,010

Provision for income taxes	2,411	2,565

Net earnings	$6,650	$7,445

Weighted average shares outstanding
Basic	9,436	9,483
Diluted	9,580	9,545

Earnings per share
Basic	$ 0.70	$ 0.79
Diluted	$ 0.69	$ 0.78

Cash dividends declared (per share)	$ 0.25	$ 0.24

Comprehensive income	$5,631	$7,238

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2024	2023

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$78,348	$69,312
Marketable securities, at amortized cost	—	215
Accounts receivable, net	42,098	39,275
Income tax receivable	—	245
Inventories	61,960	74,890
Prepaid expenses and other current assets	3,641	6,172
Total current assets	186,047	190,109

Marketable securities, at amortized cost	6,360	6,354
Deferred income tax benefits	1,052	1,096
Property, plant and equipment, net	28,970	29,504
Operating lease right-of-use assets	11,153	12,520
Goodwill	12,317	12,317
Trademarks	33,168	33,168
Other assets	24,204	24,274
Total assets	$303,271	$309,342

LIABILITIES AND EQUITY:
Accounts payable	$5,789	$8,845
Dividend payable	—	2,352
Operating lease liabilities	3,671	3,979
Accrued liabilities	9,718	14,446
Accrued income tax payable	1,950	—
Total current liabilities	21,128	29,622

Deferred income tax liabilities	11,765	11,819
Long-term pension liability	13,447	13,412
Operating lease liabilities	8,412	9,531
Other long-term liabilities	411	465
Total liabilities	55,163	64,849

Common stock	9,508	9,497
Capital in excess of par value	72,016	71,661
Reinvested earnings	184,914	180,646
Accumulated other comprehensive loss	(18,330)	(17,311)
Total equity	248,108	244,493
Total liabilities and equity	$303,271	$309,342

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2024	2023

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$6,650	$7,445
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	584	643
Amortization	66	69
Bad debt expense (recovery)	44	(13)
Deferred income taxes	(35)	(23)
Net foreign currency transaction gains	(9)	(48)
Share-based compensation expense	367	338
Pension expense	220	347
Loss on disposal of fixed assets	18	—
Increase in cash surrender value of life insurance	(105)	(105)
Changes in operating assets and liabilities -
Accounts receivable	(2,865)	520
Inventories	12,928	21,297
Prepaid expenses and other assets	2,633	1,943
Accounts payable	(3,053)	(8,411)
Accrued liabilities and other	(5,301)	(3,208)
Accrued income taxes	2,194	2,192
Net cash provided by operating activities	14,336	22,986

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	215	510
Purchases of property, plant and equipment	(170)	(659)
Net cash provided by (used for) investing activities	45	(149)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,664)	(4,561)
Shares purchased and retired	(5)	(1,540)
Net proceeds from stock options exercised	—	16
Payment of contingent consideration	—	(500)
Proceeds from bank borrowings	—	29,018
Repayments of bank borrowings	—	(39,514)
Net cash used for financing activities	(4,669)	(17,081)

Effect of exchange rate changes on cash and cash equivalents	(676)	(67)

Net increase in cash and cash equivalents	$9,036	$5,689

CASH AND CASH EQUIVALENTS at beginning of year	69,312	16,876

CASH AND CASH EQUIVALENTS at end of year	$78,348	$22,565

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$207	$205
Interest paid	$—	$423